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                                                                   EXHIBIT 23(a)

Consent of Independent Certified Public Accountants

The Board of Directors and Stockholders
The Netplex Group, Inc


We have issued our report dated February 23, 2001 (except for Note 1, as to which the date is March 22, 2001) with respect to the consolidated balance sheets of The Netplex Group, Inc., and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statement of operations, stockholders' equity, and cash flows and the related schedule for the years then ended, which report appears in the December 31, 2000, Annual Report on Form 10-K, contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption "Experts".

/s/ GRANT THORNTON
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Grant Thornton LLP


Vienna, Virginia
April 5, 2001